Exhibit 99.1

THE STRIDE RITE CORPORATION                                   June 26, 2007
NEWS RELEASE                                          FOR IMMEDIATE RELEASE

       CONTACT: Frank A. Caruso, Chief Financial Officer - (617)-824-6611

                          STRIDE RITE REPORTS INCREASED
                              SECOND QUARTER SALES

     Lexington, MA, June 26, 2007 - The Stride Rite Corporation (NYSE: SRR) today reported record second quarter fiscal 2007 sales of $209.2 million, an increase of 8% compared to the same period in the prior year. Net income for the second quarter totaled $14.2 million or $.38 per diluted share, compared to the net income of $16.9 million or $.45 per diluted share in the second quarter of 2006. The second quarter financial results in 2006 included the reversal of certain prior period reserves for income tax exposures that were no longer required and resulted in a lower quarterly tax rate for that period.

     The 2007 second quarter tax rate increased to 34.7% from 19.3% in the comparable period of the prior year. The lower tax rate in the prior year was primarily attributable to the favorable outcome of a tax audit which resulted in the reversal of certain prior period reserves. The diluted per share impact of the higher tax rate was $.09 compared to last year.

     The second quarter fiscal 2007 financial results include pre-tax expenses of $0.8 million related to Robeez integration costs and the pending merger with Payless ShoeSource, Inc. The prior year second quarter financial results included pre-tax Saucony acquisition related integration expenses of $1.0 million.

     Excluding acquisition-related merger and integration costs, net income would have been $14.6 million, while diluted earnings per share would have been $.39 for the second quarter of fiscal 2007. Excluding acquisition-related integration costs, net income would have been $17.5 million for the second quarter of fiscal 2006, while diluted earnings per share would have been $.46. See the section entitled "Non-GAAP Pro Forma Financial Measures" and the "Reconciliation of Non-GAAP Measures" provided in this release for an additional description of these Non-GAAP Measures.

     For the first six months of fiscal 2007, net sales were $403.9 million, an increase of 7% from the net sales of $377.4 million for the same period in fiscal 2006. On a diluted basis, earnings per share were $.67 in the first half of fiscal 2007 compared to $.67 in fiscal 2006. Net income for the first half of fiscal 2007 totaled $25.3 million, versus the $25.2 million reported in the comparable period in 2006. The first half financial results in 2006 included the reversal of certain prior period reserves for income tax exposures that were no longer required.

     The 2007 six-month financial results include pre-tax expenses of $1.1 million related to Robeez integration and costs related to the pending merger with Payless ShoeSource, Inc. The prior year first half financial results included pre-tax Saucony acquisition related integration expenses of $2.2 million. The 2006 first half financial results also included a pre-tax expense of $2.6 million related to the flow through of the write-up of inventory purchased in the Saucony acquisition to fair value as required by GAAP accounting rules.

     Excluding acquisition-related merger and integration costs, net income would have been $25.9 million for the first six months of fiscal 2007, while diluted earnings per share would have been $.69 for the first half of fiscal 2007. Excluding acquisition-related integration costs, the Saucony inventory write-up, net income would have been $28.0 million for the first half of fiscal 2006, while diluted earnings per share would have been $.74. See the section entitled "Non-GAAP Pro Forma Financial Measures" and the "Reconciliation of
Non-GAAP Measures" provided in this release for an additional description of these Non-GAAP Measures.

     David Chamberlain, Chairman and CEO of Stride Rite commented, "Overall, we continued to make progress in the second quarter."

     "The combined Children's Group second quarter sales decreased 1% compared to last year. The Children's Retail Group sales were up 4% in the quarter and same store comps were down 2.5%. Children's Group wholesale sales were down 16% compared to last year. Second quarter sales comparisons were impacted by the earlier start to our annual pre-Easter promotion which positively affected our first quarter results. We expect second half sales growth in our combined Stride Rite children's business.

     "Keds had an improved second quarter, with sales down just 1%. The new, younger product offerings met expectations, which helped to offset the decline in women's core product and lower children's sales. We anticipate a positive sales trend for the remainder of the year.

     "Sperry Top-Sider, up 23%, enjoyed another strong quarter of sales. Most of the products are performing well. We expect another year of strong growth.

     "Saucony domestic sales were up 2% over a year ago. We are seeing excellent response to our updated technical running lines, particularly in the Triumph, Omni and Hurricane models, which all feature our new ProGrid technology. Saucony should enjoy a solid year.

     "International sales were up 18%. Keds continues to enjoy strong sales growth in Europe and Canada. The marketing campaign and younger products are driving the Keds momentum. Saucony delivered solid growth in Europe.

     "Our Tommy Hilfiger footwear sales were 4% above last year. We are pleased with the progress of the Tommy Hilfiger brand. The second half sales are anticipated to be weaker due in part to relocating our product line in a key department store.

     "Robeez results continued to meet financial expectations for the quarter."

     Mr. Chamberlain continued, "Assuming reasonable retail and economic conditions in 2007, we are reaffirming our projected sales growth of 5% to 8% and earnings per share of $1.10 - $1.15, including a full year of Robeez financial results and excluding any integration and merger related costs."

NET SALES HIGHLIGHTS:

o Net sales for the quarters ended June 1, 2007 and June 2, 2006 are summarized in the table as follows:

                           The Stride Rite Corporation

                            Net Sales (in thousands)

                                 Second Quarter
                                                                      Percentage
                                               2007          2006       Change
                                               ----          ----       ------
                                                  (Unaudited)

Stride Rite Children's Group - Wholesale     $15,408       $18,292        (16)%
Stride Rite Children's Group - Retail         57,987        55,789          4%
                                            ---------     ---------      -------
Stride Rite Children's Group - Combined       73,395        74,081         (1)%

Keds                                          34,406        34,924         (1)%
Sperry Top-Sider                              35,025        28,519         23%
International                                 22,551        19,171         18%
Saucony                                       22,691        22,208          2%
Hind                                           2,525         3,418        (26)%
                                            ---------     ---------     --------
Other Wholesale - Combined                   117,198       108,240          8%

Tommy Hilfiger Adult                          15,170        14,583          4%

Robeez                                         5,941             -         n/a

Intercompany Eliminations                     (2,503)       (2,897)        n/a
                                            ---------     ---------     --------
Total                                       $209,201      $194,007          8%
                                            =========     =========     ========

o Net sales for the six months ended June 1, 2007 and June 2, 2006 are summarized in the table as follows:

                           The Stride Rite Corporation

                            Net Sales (in thousands)

                               Fiscal Year to Date
                                                                      Percentage
                                             2007             2006        Change
                                             ----             ----        ------
                                                  (Unaudited)

Stride Rite Children's Group - Wholesale     $36,388       $39,448         (8)%
Stride Rite Children's Group - Retail        101,117        93,713          8%
                                            ---------      --------      -------
Stride Rite Children's Group - Combined      137,505       133,161          3%

Keds                                          72,503        76,916         (6)%
Sperry Top-Sider                              61,040        52,107         17%
International                                 45,846        41,990          9%
Saucony                                       45,103        43,282          4%
Hind                                           4,940         6,906        (28)%
                                            ---------      --------      -------
Other Wholesale - Combined                   229,432       221,201          4%

Tommy Hilfiger Adult                          30,642        29,516          4%

Robeez                                        13,025             -         n/a

Intercompany Eliminations                     (6,732)       (6,455)        n/a
                                            ---------      --------      -------
Total                                       $403,872      $377,423          7%
                                            =========     =========      =======

o Stride Rite Children's Group-Wholesale net sales were down 16% for the quarter and 8% for the first half as compared to the prior year. This decrease was primarily attributable to decreased sales of first quality products, mainly in the Stride Rite and Tommy Hilfiger product lines, as well as a decrease in closeout products sales. Offsetting these declines were positive sales of Sperry Top-Sider and Saucony children's products.

o Net sales of the Stride Rite Children's Group-Retail division increased 4% in the second quarter and 8% for the first six months versus the prior year. Sales at comparable Children's Group retail stores (open 52 weeks in each fiscal year) decreased 2.5% for the second quarter and were up 1.2% for the first six months of 2007. At quarter-end, the Stride Rite Children's Group-Retail operated 326 stores, including 11 Saucony stores. This is a net increase of 22 stores, or 7% from the comparable period last year.

o Net sales in the Keds division decreased 1% for the second quarter and were down 6% for the first half of fiscal 2007. The Keds sales decline was primarily attributable to a decrease in women's core product sales in the mid-tier and value sales channels, as well as lower children's sales. The younger themed product offerings have performed well.

o Sperry Top-Sider net sales increased 23% for the second quarter and 17% for the first half of 2007 on higher sales of men's and women's products.

o Saucony domestic net sales were up 2% for the second quarter and 4% for the first six months of 2007. Saucony technical running and athletic products performed well in the quarter.

o The Stride Rite International division's net sales were up 18% in the second quarter and 9% for the first half of fiscal 2007. The sales increase in the quarter was primarily the result of strong sales of Saucony and Keds products in Europe, Keds sales increases in Canada and Tommy Hilfiger sales increases Latin America.

o Net sales of Tommy Hilfiger products increased 4% for the second quarter and were up 4% for the first six months of 2007 with positive trends in both women's and men's product lines.

OTHER FINANCIAL HIGHLIGHTS:

o The second quarter gross profit percentage of 43.3% increased 0.9 percentage points compared to the same period in the prior year.
         For the first six months and excluding the prior year flow through of the inventory write-up related to the Saucony purchase, the gross profit percentage increased 0.2 percentage points to 42.1%. The Stride Rite Children's Group, Sperry Top-Sider and International all had strong gross profit percentage improvements in the second quarter compared to the prior year.

o Operating expenses increased 13% for the second quarter and 8% for the first six months compared to the comparable periods in the prior year. As planned, the major operating cost increases were related Robeez expenses, investments in European operations and Stride Rite Children's Group-Retail store expansion.

o For the second quarter, operating income increased 3% and was up 2% excluding the acquisition related merger and integration costs in each period. For the first six months, operating income increased 14% and was up 3% for the first six months excluding the merger and acquisition related integration costs in each period and the flow through of the inventory write up ($2.6 million) recorded in the first quarter of fiscal 2006.

o Accounts receivable increased 14% compared to last year due to the sales increase and the timing of product shipments in the quarter. DSO was 44 days, an increase of two days versus the comparable period last year.

o Inventories of $125.5 million were up 2% versus the comparable period of 2006. The increase was due in part to the addition of Robeez.

o Cash and cash equivalents were $21.3 million at the end of the second quarter with $54.2 million in outstanding debt. The outstanding debt balance was reduced by $44.3 million compared to the balance at the end of the prior quarter.

o The Company did not repurchase any common shares under the share repurchase program during the second quarter. As of June 1, 2007 we had approximately 3.0 million shares remaining on our share repurchase authorization. The Company does not anticipate making any further share repurchases due to the pending merger with Payless ShoeSource, Inc.

COMPANY OVERVIEW & CONFERENCE CALL INFORMATION:

     The Stride Rite Corporation markets the leading brand of high quality children's shoes in the United States. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Keds, PRO-Keds, Sperry Top-Sider, Robeez, Tommy Hilfiger, Saucony, Grasshoppers, Munchkin and Spot-bilt. Apparel products are marketed by the Company under the Saucony and Hind brand names. Information about the Company is available on our website - www.strideritecorp.com. The Company will provide a live webcast of its second quarter conference call. The live broadcast of Stride Rite's quarterly conference call will be available on the Company's website and at www.streetevents.com, beginning at 10:00AM ET on June 26, 2007. An on-line replay will follow two hours after the call and will continue through July, 5 2007. Information about the Company's brands and product lines is available at: www.striderite.com, www.keds.com, www.sperrytopsider.com, www.robeez.com, www.grasshoppers.com, www.saucony.com, and www.hind.com.


SAFE HARBOR STATEMENT UNDER THE PRIVATE  SECURITIES  LITIGATION  REFORM ACT OF
1995:

     This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward-looking statements, including, but not limited to, statements regarding upcoming product lines, division sales expectations, growth expectations, and sales growth for the Company, reflect our current views with respect to the future events or financial performance discussed in the release, based on management's beliefs and assumptions and information currently available. When used, the words "believe", "anticipate", "estimate", "project", "should", "expect", "appear" and similar expressions, which do not relate solely to historical matters identify forward-looking statements. Investors are cautioned that forward-looking statements are subject to risks, uncertainties and assumptions and are not guarantees of future events or performance, which may be affected by known and unknown risks, trends and uncertainties, and should not place undue reliance on these statements. Should one or more of these risks or uncertainties materialize, or should our assumptions prove incorrect, actual results may vary materially from those anticipated, projected or implied. Factors that may cause or contribute to such differences include, among others: international, national and local general economic, political and market conditions; our reliance on independent manufacturers in China and potential disruptions in such manufacturing caused by difficulties associated with political instability in China, the occurrence of a natural disaster or outbreak of a pandemic disease in China, labor shortages or work stoppages, and changes in duty structures; the impact of changes in the value of foreign currencies, including the Chinese Yuan; the possible failure to retain the Tommy Hilfiger footwear license or other current license agreements; the possible failure to successfully integrate the Robeez brand into the Company operations; increased leverage from the financing of our recent acquisitions; intense competition among sellers of footwear; delay in opening new stores; a decline in the volume of anticipated sales; revenues from new product lines may fall below expectations; a delay in the launch of new product lines; an inability to achieve expected results for new retail concepts; general retail sales trends may be below expectations; consumer fashion trends may shift to footwear styles not currently included in our product lines; our retail customers, including large department stores, may continue to consolidate or restructure operations resulting in unexpected store closings; and additional factors discussed from time to time in our filings with the Securities and Exchange Commission (the "SEC"), all of which are available at the SEC's website at www.sec.gov. We expressly disclaim any responsibility to update forward-looking statements.

NON-GAAP PRO FORMA FINANCIAL MEASURES:

     This release contains certain non-GAAP financial measures, specifically non-GAAP historic and anticipated net income and diluted earnings per share, each of which excludes certain cash and non-cash charges. These non-GAAP financial measures are used by management to evaluate the Company's historical and prospective financial performance and to indicate underlying trends in the Company's business. Although the non-GAAP measures provided by the Company may be different from the non-GAAP measures provided by other companies, management believes that these non-GAAP financial measures provide useful information to investors because, by excluding non-cash items related to the write-up to fair value of inventory and one-time cash items related to integration costs of the Company's recent acquisitions, it provides investors with a better understanding of the performance of the Company and allows investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The GAAP measures most directly comparable to the non-GAAP measures are net income and diluted earnings per share.

                           The Stride Rite Corporation

                        Summarized Financial Information
               for the periods ended June 1, 2007 and June 2, 2006
                              Statements of Income

(in thousands)                       Second Quarter                   Six Months
                                     --------------                   ----------

                                 2007         2006          2007        2006
                                 ----         ----          ----        ----
                                    (Unaudited)                 (Unaudited)
 Net sales                     $209,201     $194,007     $403,872     $377,423
 Cost of sales                  118,517      111,728      233,698      221,912
                               ---------    ---------    ---------    ---------
 Gross profit                    90,684       82,279      170,174      155,511
 Selling and
   administrative expenses       68,022       60,291      128,821      119,201
                               ---------    ---------    ---------    ---------
 Operating income                22,662       21,988       41,353       36,310
 Other income (expense), net       (964)      (1,064)      (2,014)      (1,887)
                               ---------    ---------    ---------    ---------
 Income before income taxes      21,698       20,924       39,339       34,423
 Provision for income taxes       7,533        4,031       14,079        9,245
                               ---------    ---------    ---------    ---------
 Net income                     $14,165      $16,893      $25,260      $25,178
                               =========    =========    =========    =========

Earnings per share:
    Diluted                       $0.38        $0.45        $0.67        $0.67
    Basic                         $0.39        $0.46        $0.69        $0.69

Weighted average shares
  outstanding:
    Diluted                      37,602       37,623       37,567       37,619
    Basic                        36,684       36,650       36,620       36,625

                                 Balance Sheets

                                                   Second Quarter

                                                 2007           2006
                                                 ----           ----
Assets:                                              (Unaudited)
Cash and cash equivalents                         $21,340        $23,349
Accounts receivable                               109,953         96,102
Inventories                                       125,496        123,108
Deferred income taxes                              14,290         13,620
Other current assets                                8,421         15,741
                                             -------------  -------------
     Total current assets                         279,500        271,920
Property and equipment, net                        53,621         52,373
Goodwill                                           70,277         56,794
Trademarks                                         71,890         58,590
Other assets                                       18,115         18,736
                                             -------------  -------------
     Total assets                                $493,403       $458,413
                                             =============  =============
Liabilities and Stockholders' Equity:
Current liabilities                                77,012         61,236
Long-term debt                                     54,200         68,000
Deferred income taxes and other liabilities        40,176         39,674
Stockholders' equity                              322,015        289,503
                                             -------------  -------------
     Total liabilities and stockholders'         $493,403       $458,413
          equity                             =============  =============

                           The Stride Rite Corporation

                       Reconciliation of Non-GAAP Measures
                        (in thousands, except share data)

                       For the Quarter Ended June 1, 2007

                                 Reported                       Adjusted Results
                              Second Quarter                     Second Quarter
                                   2007         Adjustments          2007
                                   ----         -----------          ----

 Net sales                       $209,201                           $209,201

 Operating income                  22,662          $795   (a)         23,457

 Provision for income taxes         7,533           332   (b)          7,865

 Net income                       $14,165          $463   (a),(b)    $14,628
Earnings per share:
    Diluted                         $0.38                              $0.39
    Basic                           $0.39                              $0.40
Weighted average shares
  outstanding:
    Diluted                        37,602                             37,602
    Basic                          36,684                             36,684

Pro forma adjustments:

(a) Robeez integration expenses $.3 million (pre-tax), Payless merger expenses
    $.5 million (pre-tax).
(b) Income tax effect at the incremental rate.


                      For the Six Months Ended June 1, 2007

                                 Reported                       Adjusted Results
                                Six Months                         Six Months
                                   2007        Adjustments            2007
                                   ----        -----------            ----

 Net sales                       $403,872                           $403,872

 Operating income                  41,353       $1,114    (a)         42,467

 Provision for income taxes        14,079          465    (b)         14,544

 Net income                       $25,260         $649    (a),(b)    $25,909
Earnings per share:
    Diluted                         $0.67                              $0.69
    Basic                           $0.69                              $0.71
Weighted average shares
  outstanding:
    Diluted                        37,567                             37,567
    Basic                          36,620                             36,620

Pro forma adjustments:

(a) Robeez integration expenses $.6 million (pre-tax), Payless merger expenses
    $.5 million (pre-tax).
(b) Income tax effect at the incremental rate.

                           The Stride Rite Corporation

                       Reconciliation of Non-GAAP Measures
                        (in thousands, except share data)

                       For the Quarter Ended June 2, 2006

                                 Reported                       Adjusted Results
                              Second Quarter                     Second Quarter
                                   2006        Adjustments            2006
                                   ----        -----------            ----

 Net sales                       $194,007                           $194,007

 Operating income                  21,988         $990    (a)         22,978

 Provision for income taxes         4,031          404    (b)          4,435

 Net income                       $16,893         $586    (a),(b)    $17,479
Earnings per share:
    Diluted                         $0.45                              $0.46
    Basic                           $0.46                              $0.48
Weighted average shares
  outstanding:
    Diluted                        37,623                             37,623
    Basic                          36,650                             36,650

Pro forma adjustments:

(a) Saucony integration expenses $1.0 million (pre-tax)
(b) Income tax effect at the incremental rate.


                      For the Six Months Ended June 2, 2006

                                 Reported                       Adjusted Results
                                Six Months                         Six Months
                                   2006        Adjustments            2006
                                   ----        -----------            ----

 Net sales                       $377,423                           $377,423

 Operating income                  36,310       $4,775    (a)         41,085

 Provision for income taxes         9,245        1,950    (b)         11,195

 Net income                       $25,178       $2,825    (a),(b)    $28,003
Earnings per share:
    Diluted                         $0.67                              $0.74
    Basic                           $0.69                              $0.76
Weighted average shares
  outstanding:
    Diluted                        37,619                             37,619
    Basic                          36,625                             36,625

Pro forma adjustments:

(a) Saucony inventory write-up to fair value $2.6 million and Saucony integration expenses $2.2 million (pre-tax).
(b) Income tax effect at the incremental rate.